____ PSU FORM OF AWARD AGREEMENT

Citigroup Inc.
Performance Share Unit Award Agreement
Summary

Citigroup Inc. (“Citigroup”) hereby grants to {NAME} (the “Participant”) the performance share unit award summarized below pursuant to the terms of the Discretionary Incentive and Retention Award Plan, as amended and restated effective January 1, 2015 (“DIRAP”). The terms, conditions and restrictions of your award are contained in this Award Agreement, including the attached Terms and Conditions (together, the “Agreement”).

For the award to be effective, you must accept below acknowledging that you have received and read this Agreement, including the Appendix. If you do not formally accept the terms and conditions of your award within the time period prescribed by Citigroup, the award summarized below will be withdrawn and cancelled.

Summary of Participant’s Performance Share Unit Award (the “Award”)

Award Date	[Date]
Target Award (the “Target Award”)	[Number] Performance Share Units (“PSUs”)
Vesting Dates (and percentage vesting), (each, a “Vesting Date”)	________ __, 20__ (33 1/3%)[1] ________ __, 20__ (33 1/3%) ________ __, 20__ (33 1/3%)

Acceptance and Agreement by Participant. I hereby accept the Award described above, and agree to be bound by the terms, conditions and restrictions of such award as set forth in this Agreement (which includes the attached Terms and Conditions), acknowledging hereby that I have read and that I understand such document, and Citigroup’s policies, as in effect from time to time, relating to the administration of Citigroup’s incentive compensation programs.

CITIGROUP INC.    PARTICIPANT'S ACCEPTANCE:

By: ________________________    __________________________
[Name]    Name:
[Title]    GEID:

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1.
The vesting dates included in award agreements for the Awards granted on February 16, 2017 were January 20, 2018, January 20, 2019, and January 20, 2020. The vesting schedule presented in this form of Award Agreement is indicative and may vary from year to year.

CITIGROUP INC.
PERFORMANCE SHARE UNIT AWARD AGREEMENT
TERMS AND CONDITIONS

The Terms and Conditions below constitute part of this Agreement and relate to the Award described on the Award Summary. Except as otherwise provided herein, the “Company” means Citigroup and its consolidated subsidiaries. The “Committee” means the Personnel and Compensation Committee of the Citigroup Board of Directors or any person acting with authority delegated from such Committee.

1.    Participant Acknowledgements. By accepting the Award, Participant acknowledges that:

(a)Participant has read and understands these Terms and Conditions. Participant acknowledges that the official language of these documents is English.

(b)Participant understands that the Award and all other incentive awards are entirely discretionary. Participant acknowledges that, absent a prior written agreement to the contrary, he has no right to receive the Award, or any incentive award, that receipt of the Award or any other incentive award is neither an indication nor a guarantee that an incentive award of any type or amount will be made in the future, and that the Company is free to change its practices and policies regarding incentive awards at any time in its sole discretion.

(c)Because the Award is intended to promote employee retention, among other interests, the Award will be cancelled if performance and vesting conditions set forth herein are not satisfied or if a clawback provision is applied. The Award is a forward-looking award that delivers value only to the extent that performance goals and conditions are attained and specified service conditions are satisfied.

(d)Any actual, anticipated, or estimated financial benefit to Participant from the Award (or any other incentive award) is not and will not be deemed to be a normal or an integral part of Participant’s regular or expected salary or compensation from employment for any purpose. Participant hereby agrees that neither the Award nor any amounts payable in respect of the Award will be considered when calculating any statutory, common law or other employment-related payment to Participant, including any severance, resignation, termination, redundancy, end-of-service, bonus, long-service awards, pension, superannuation or retirement or welfare or similar payments, benefits or entitlements.

(e)The value that may be realized from the Award, if any, is contingent and depends on the future market price of Citigroup stock, among other factors. Any monetary value assigned to the Award in any communication is contingent, hypothetical, and for illustrative purposes only and does not express or imply any promise or intent by the Company to deliver, directly or indirectly, any certain or determinable cash value to Participant.

(f)The Award is an unsecured general obligation of Citigroup and, until paid in accordance with its terms, is subject to the claims of Citigroup’s creditors. The currency in which Participant’s Award is denominated and/or paid and any required tax withholding and reporting will be in accordance with Citigroup’s policies, as in effect from time to time, relating to the administration of Citigroup’s incentive compensation programs (including Citigroup’s policies with respect to this Award).

(g)The Award does not confer any shareholder rights of any kind. The Award is not an equity security of Citigroup, and as such, Participant has no shareholder rights derived from the Award. The Award does not confer any voting rights or rights to dividends at any time, and all value attributable to the Award including the amount equal to cash dividends referenced herein is compensation.

2.	Performance Share Units.

(a)    General. The value of each PSU corresponds to one share of Citigroup common stock; however, PSUs are deliverable only in cash. The portion, if any, of Participant’s Target Award that will be earned is based on the Company’s performance against the performance measures set forth in this Section 2, the Award’s vesting conditions, and the other terms and conditions of this Agreement.
(b)    Performance Metrics and Schedule.
(i)        Performance Schedule. Participant’s Award will be earned based on Citigroup’s performance against the RoTCE metric for the 2019 fiscal year and the Cumulative EPS metric for the Performance Period in accordance with the performance schedule below. The metrics will be equally weighted; Citigroup’s performance against each metric will determine fifty percent (50%) of Participant’s Award.2

Percentage of Target PSUs Earned (applies separately to each metric)	__%	__%	___%	___%
Metric: RoTCE for the 2019 fiscal year	Less than __%	__%	__%	__% or more
Metric: Cumulative EPS	Less than $__	$__	$__	$__ or more

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2.	The performance schedule below was used for the Awards granted on February 16, 2017.

Percentage of Target PSUs Earned (applies separately to each metric)	0%	50%	100%	150%
Metric: RoTCE for the 2019 fiscal year	Less than 5%	5%	10%	14% or more
Metric: Cumulative EPS	Less than $16.00	$16.00	$17.70	$19.00 or more

The performance schedule may vary from year to year. The performance schedule applicable to any Award will be disclosed in Citigroup’s annual proxy statement reporting on compensation for the year for which the Award was granted.

(ii)    Interpolation. If performance is between the thresholds in the performance schedule above, the number of PSUs earned by Participant will be determined by straight-line interpolation.

(iii)    Example. If Citigroup has RoTCE for fiscal year 2019 of 10% (100% performance) and Cumulative EPS of $16.00 over the Performance Period (50% performance), Participant will be eligible to receive 75% of his or her Target PSUs.
(iv)    Defined Terms. For purposes of this Agreement:
“Cumulative EPS” shall be determined by adding Citigroup’s diluted earnings per share based on net income allocated to common stockholders from Citigroup’s quarterly earnings reports for the 12 quarters in the Performance Period; provided, however, that the determination of Cumulative EPS may be equitably adjusted in accordance with Section 9.

“RoTCE” means Citigroup’s net income, less preferred dividends, divided by Citigroup’s average tangible common equity, each as reported in Citigroup’s 10-K in respect of Citigroup’s 2019 fiscal year; provided, however, that the determination of RoTCE may be equitably adjusted in accordance with Section 9.

“Performance Period” means __________ __, 20__through __________ __, 20__. 3

(c)    Cap on Awards for Negative TSR during the Performance Period. Notwithstanding any provision of this Agreement to the contrary, if the Committee determines that Citigroup’s TSR, calculated in accordance with Section 2(c)(i) below, for the Performance Period is negative, the number of PSUs earned by Participant will not exceed the number of PSUs in Participant’s Target Award shown on the Award Summary.
(i)    For purposes of Section 2(c), “TSR” for Citigroup will be expressed as a percentage determined by dividing: (A) (1) the average of the closing prices on the New York Stock Exchange (“NYSE”) on the twenty (20) trading days ending on the last day in the Performance Period of shares of Citigroup common stock plus (2) the amount of the “Adjusted Value of Reinvested Dividends of Citigroup common stock” (as defined below), minus (3) the average of the closing prices on the NYSE on the twenty (20) trading days immediately preceding the first day of the Performance Period, by (B) the average of the closing prices on the NYSE on the twenty (20) trading days immediately preceding the first day of the Performance Period. The percentage will be equitably adjusted to account for changes in capital structure or other events as provided in Section 9.
(ii)    For purposes of Section 2(c)(i), “Adjusted Value of Reinvested Dividends of Citigroup common stock” means the product of A and B divided by C, where “A” is equal to the sum of all dividends paid on a share of Citigroup common stock during the Performance Period assuming dividend reinvestment through the last trading day of the Performance Period, “B” is the average of the closing prices on the NYSE on the twenty (20) trading days ending on the last day in the Performance Period, and “C” is the closing price of a share of Citigroup common stock on the NYSE on the last trading day of the Performance Period.
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3.	The Performance Period will be a minimum of three calendar years. (The Performance Period for the Awards granted on February 16, 2017 is January 1, 2017 through December 31, 2019.)

(d)    Conversion of Vested Earned PSUs to Cash. After the end of the Performance Period, the Committee will determine the percentage of the Target Award PSUs that have been earned by the Participant during the Performance Period pursuant to Section 2(b). The Committee will then multiply the percentage determined pursuant to the performance schedule in Section 2(b) by the allocable number of Target Award PSUs (the “Earned Award”), to derive a number of PSUs constituting the Earned Award. After Participant’s final Vesting Date as set forth in the Award Summary, the Committee will then determine the extent to which Participant has vested in his or her Earned Award, determined after applying the provisions of Section 3 and Section 4 hereof. On or as promptly administratively practicable after ________ __, 20__4 (the “Award Payment Date”), Participant will receive a cash payment equal to (i) the number of PSUs in Participant’s vested Earned Award multiplied by the average of the closing prices of Citigroup common stock on the NYSE for the twenty (20) trading days immediately preceding Participant’s final Vesting Date, plus (ii) (A) the number of PSUs in Participant’s vested Earned Award multiplied by (B) an amount equal to the sum of all cash dividends (regular and special) declared on a share of Citigroup common stock after ________ __, 20__5 and on or before the Award Payment Date.

(e)     Committee Authority. The Committee has exclusive and binding authority to make all determinations relating to the determination of RoTCE, Cumulative EPS, TSR and the other provisions of the Agreement, to interpret the Agreement, to make all legal and factual determinations relating to the Award, and to determine all questions arising in the administration of the Award and the Agreement, including, without limitation, the reconciliation of any inconsistent provisions, the resolution of ambiguities, the correction of any defects, and the supplying of omissions. Each interpretation, determination or other action made or taken by the Committee will be final and binding on all persons. To the extent permitted by applicable law, the Committee may delegate to one or more employees of the Company some or all of its authority over the administration of the Award. Such delegation need not be in writing.

    (f)    Award Suspension. Notwithstanding anything in this Agreement to the contrary, the Committee will suspend the vesting and/or payment of an Award pending an investigation into whether there are circumstances that would prevent an Award from vesting under the general vesting conditions or subject the Award to forfeiture pursuant to the General or Citi Clawbacks. Notwithstanding anything in this Section 2 to the contrary, if it is subsequently determined (whether following an investigation or otherwise) that vesting conditions are, in fact, not satisfied with respect to any outstanding Award, the Award may be reduced or cancelled. If it is subsequently determined (whether following an investigation or otherwise) that vesting conditions were, in fact, not satisfied with respect to an Award that should not have been paid or vested, Participant will be obligated, pursuant to Section 6 of this Agreement, to return or repay to the Company any improperly vested amounts.

3.    Termination of Employment and Other Changes in Status. If Participant’s employment with the Company terminates or is interrupted before the final Vesting Date set forth in the Award Summary, or if Participant’s status changes under the circumstances
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4.
Insert a date following the end of the Performance Period and before March 15 of the year following the end of the Performance Period. (The date included for the Awards granted on February 16, 2016 was February 28, 2020.)

5.	Insert the day immediately preceding the first day of the Performance Period. (The date included for the Awards granted on February 16, 2017 was December 31, 2016.)

described below, Participant’s rights with respect to the Award will be affected as provided in this Section 3. Participant’s vested status determines the percentage of the Earned Award he is eligible to receive after the end of the Performance Period. In all cases, a vested Award will be delivered only after the end of the Performance Period, after the Committee determines Participant’s Earned Award. If Participant’s employment with the Company terminates for any reason not described below, the Award will be cancelled.

(a)    Voluntary Resignation. If Participant voluntarily terminates his or her employment with the Company and at such time does not satisfy the conditions of Section 3(j) or (k) below, vesting of the Award will cease on the date Participant’s employment is so terminated; the unvested portion of the Award will be cancelled and Participant will retain his or her rights in the portion of the Award that has vested as of Participant’s termination date subject to all other provisions of this Agreement. For purposes of this Agreement, a termination of employment by Participant that is claimed to be a “constructive discharge” (or similar claim) will be treated as a voluntary termination of employment, unless otherwise required by law.

(b)    Disability. The Award will continue to vest on schedule subject to all other provisions of this Agreement , including, without limitation, the Citi Clawback, the General Clawback, and the Performance Vesting Condition in Section 4(a), during Participant’s approved disability leave pursuant to a Company disability policy. If Participant’s approved disability leave ends with a termination of Participant’s employment by the Company because Participant can no longer perform the essential elements of his or her job, the unvested portion of the Award will continue to vest on schedule subject to all other provisions of this Agreement, including, without limitation, the Citi Clawback, the General Clawback, and the Performance Vesting Condition in Section 4(a).

(c)    Approved Personal Leave of Absence (Non-Statutory Leave).

(i)    The Award will continue to vest on schedule subject to all other provisions of this Agreement, including, without limitation, the Citi Clawback, the General Clawback, and the Performance Vesting Condition in Section 4(a), during the first six months of Participant’s personal leave of absence that was approved by the Company in accordance with the leave of absence policies applicable to Participant (an “approved personal leave of absence”). The unvested portion of the Award will be cancelled as soon as the approved personal leave of absence has exceeded six months, except as provided in paragraph (ii) below.

(ii)    If Participant’s employment terminates for any reason during the first six months of an approved personal leave of absence, the Award will be treated as described in the applicable provision of this Section 3. If Participant satisfies the conditions of Section 3(k) before the approved personal leave of absence exceeds six months, the unvested portion of the Award will continue to vest on schedule subject to Section 3(k), as applicable.

(d)    Statutory Leave of Absence. The unvested portion of the Award will continue to vest on schedule subject to all other provisions of this Agreement, including, without limitation, the Citi Clawback, the General Clawback, and the Performance Vesting Condition in Section 4(a), during a leave of absence that is approved by the Company, is provided by applicable law and is taken in accordance with such law and applicable Company policy (a “statutory leave of absence”). If Participant’s employment terminates for any reason during a statutory leave of absence, the Award will be treated as described in the applicable provision of this Section 3. If Participant satisfies the conditions of Section 3(k) during a statutory leave of absence, the unvested portion of the Award will continue to vest on schedule, subject to Section 3(k).

(e)    Death. If Participant’s employment terminates by reason of Participant’s death or if Participant dies following a termination of his or her employment during the Performance Period while he is continuing to vest in his or her Award, the unvested portion of the Award will continue to vest on schedule subject to all other provisions of this Agreement, and the Award will be paid to Participant’s estate after the Earned Award has been determined in 20__6; provided, however, that if the performance vesting condition or clawback provisions described in Section 4 have been triggered by circumstances existing at any time prior to the time the Award becomes an Earned Award, Participant’s Award will be reduced or cancelled accordingly.

(f)    Involuntary Termination for Gross Misconduct. If the Company terminates Participant’s employment because of Participant’s “gross misconduct” (as defined below) before the Award becomes an Earned Award, the Award, including any vested portion of the Award, will be cancelled as of the date Participant’s employment is terminated and Participant will have no further rights of any kind with respect to the Award. For purposes of this Agreement, “gross misconduct” means any conduct that is determined by the Committee, in its sole discretion, (i) to be in competition during employment by the Company with the Company’s business operations, (ii) to be in breach of any obligation that Participant owes to the Company or Participant’s duty of loyalty to the Company, (iii) to be materially injurious to the Company, or (iv) to otherwise constitute gross misconduct under the Company’s guidelines.

(g)    Involuntary Termination Other than for Gross Misconduct. If Participant’s employment is terminated by the Company involuntarily other than for gross misconduct, including under a reduction in force or job discontinuance program, the unvested portion of the Award will continue to vest on schedule subject to all other provisions of this Agreement, including, without limitation, the Citi Clawback, the General Clawback, and the Performance Vesting Condition in Section 4(a).

(h)    Transfer to Non-Participating Subsidiary. If Participant transfers to a subsidiary that is a member of the “controlled group” of Citigroup (as defined below), any unvested portion of the Award will continue to vest on schedule subject to all other provisions of this Agreement, including, without limitation, the Citi Clawback, the General Clawback, and the Performance Vesting Condition in Section 4(a). If Participant transfers to a subsidiary that is not a member of the “controlled group” of Citigroup (as defined below), the provisions of Section 3(g) will apply to the Award. For purposes of this Agreement, “controlled group” has the meaning set forth in Treas. Reg. § 1.409A-1(h)(3).

(i)    Employing Company is Acquired by Another Entity (Change in Control). If Participant is employed by a company or other legal entity other than Citigroup where Citigroup ceases to own, directly or indirectly, at least 50% of the voting power or value of the equity of the employing entity, the unvested portion of the Award will continue to vest on schedule subject to all other provisions of this Agreement, including, without limitation, the Citi Clawback, the General Clawback, and the Performance Vesting Condition in Section 4(a). A change in control
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6.
Insert either the year in which the Performance Period ends or the next year after the end of the Performance Period, depending on when the Earned Award will be determined. (The year included in the award agreements for the Awards granted on February 16, 2017 was 2020.)

of Citigroup Inc., as defined in the 2014 Stock Incentive Plan, in any successor stock incentive plan, or otherwise, will not cause the Award to vest or otherwise affect the vesting of the Award.

(j)    Voluntary Resignation to Pursue Alternative Career. If Participant has not met the conditions of Section 3(k), and Participant voluntarily resigns from his or her employment with the Company to work in a full-time paid career (i) in government service, (ii) for a bona fide charitable institution, or (iii) as a teacher at a bona fide educational institution, and/or otherwise satisfies the alternative or additional requirements (including written management approvals) that may be imposed by then applicable guidelines adopted for the purposes of administering this provision (an “alternative career”), any unvested portion of the Award will continue to vest on schedule subject to all other provisions of this Agreement, including, without limitation, the Citi Clawback, the General Clawback, and the Performance Vesting Condition in Section 4(a), and the applicable guidelines (or until such earlier date on which Section 3(e) applies); provided that in the event of resignations described in Sections 3(j)(ii) and (iii), Participant remains continuously employed in the alternative career (or a new alternative career) until each scheduled Vesting Date and Participant provides by each subsequent Vesting Date, if requested by the Company, a written certification of compliance with the Company’s alternative career guidelines, in a form satisfactory to the Company. If an acceptable certification is not provided by the relevant Vesting Date, any unvested portion of the Award will be cancelled.

(k)    Satisfying the “Rule of 60.” If Participant (i) is at least age 50 and has completed at least five full years of service with the Company and Participant’s age plus the number of full years of service with the Company equals at least 60, or (ii) Participant is under age 50, but has completed at least 20 full years of service with the Company and Participant’s age plus the number of full years of service with the Company equals at least 60 (the “Rule of 60”), the unvested portion of the Award will continue to vest on schedule subject to all other provisions of this Agreement, including, without limitation, the Citi Clawback, the General Clawback, and the Performance Vesting Condition in Section 4(a), provided that if Participant has voluntarily terminated his or her employment, Participant is not, at any time up to and including each scheduled Vesting Date (or until such earlier date on which Section 3(e) applies), employed by a Significant Competitor of the Company (as defined in Section 3(l) below). Participant’s age and years of service will each be rounded down to the nearest whole number when determining whether the Rule of 60 has been attained.

(l)    Definition of “Significant Competitor;” Certification of Compliance.

(i)    For purposes of this Agreement, a “Significant Competitor” of the Company means any company or other entity designated by the Committee as such and included on a list of Significant Competitors that will be made available to Participant and which may be updated by the Company from time to time in its discretion. For purposes of this Section 3(l), “Company” means Citigroup and any of its subsidiaries.

(ii)    Whenever the Award continues to vest pursuant to Section 3(k) following a termination of employment, the vesting of the Award will be conditioned upon Participant’s providing by each subsequent Vesting Date, if requested by the Company, a written certification that Participant has not been employed by a Significant Competitor in a form satisfactory to the Company. The list of Significant Competitors in effect at the time Participant terminates employment with the Company will apply to such certification. If an acceptable certification is not provided by the relevant Vesting Date, vesting of the Award will cease as of the date that is immediately prior to the Vesting Date, the Award will be cancelled, and Participant will have no further rights of any kind with respect to the Award.

(m)    Suspension of Employment. If the Company suspends Participant’s employment (with or without pay) during an investigation, then all vesting of an Award will likewise be suspended pending the outcome of the investigation. If Participant’s employment terminates for any reason during or after such investigation, then the termination of employment will, for purposes of an Award and vesting related thereto, be effective as of the date of the suspension.

4.    Other Vesting Conditions and Clawbacks. In addition to the time-based vesting schedule set forth in the Award Summary, the Award is subject to the additional vesting and clawback conditions set forth below, which may result in the reduction or cancellation of the Award prior to the time the Award becomes an Earned Award. The performance vesting and clawback conditions described in this Section 4 do not change during the performance period of the Award, regardless of Participant’s status as an active or terminated employee or other change in employment status.

(a)Performance Vesting Condition. The Committee may cancel all or a portion of the Award (including a Vested Award) prior to the time it becomes an Earned Award if it determines, in its sole discretion, that Participant has had significant responsibility for a material adverse outcome for Citigroup or any of its businesses or functions. The Committee will have the exclusive discretionary authority to determine and define “significant responsibility” and “material adverse outcome.”
(b)General Clawback. Participant’s Award is subject to the following clawback condition (the “General Clawback”). The Committee may cancel all or a portion of the Award prior to the time the Award becomes an Earned Award if it determines, in its judgment, that (1) Participant engaged in behavior (i) constituting misconduct; (ii) constituting the exercise of materially imprudent judgment that caused harm to any of the Company’s business operations; or (iii) that resulted or could result in regulatory sanctions (whether or not formalized) to the Company and/or the Participant; or (2) Participant failed to supervise or monitor individuals engaging in, or Participant failed to properly escalate, in accordance with the Company’s policies, behavior (i) constituting misconduct; (ii) constituting the exercise of materially imprudent judgment that caused harm to any of the Company’s business operations; or (iii) that resulted or could result in regulatory sanctions (whether or not formalized) to the Company and/or the Participant.
(c)Citi Clawback. The Committee will cancel all or a portion of the Award prior to the time the Award becomes an Earned Award if it determines, in its sole discretion, that: (i) Participant received the Award based on materially inaccurate publicly reported financial statements; (ii) Participant knowingly engaged in providing materially inaccurate information relating to publicly reported financial statements; (iii) Participant materially violated any risk limits established or revised by senior management and/or risk management; or (iv) Participant engaged in gross misconduct (the “Citi Clawback”).
(d)Additional Conditions. Vesting and payment of an Award are subject to receipt of the information necessary to make required tax payments and confirmation by Citigroup that all applicable conditions to vesting and payment have been satisfied. All payments pursuant to the Award will be net of any amounts withheld for taxes.

5.    Transferability.

(a)    Transfers by Participant. The Award may not be sold, pledged, hypothecated, assigned, margined or otherwise transferred, other than by will or the laws of descent and distribution, and neither the Award nor any interest or right therein will be subject to the debts, contracts or engagements of Participant or his or her successors in interest or will be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law, by judgment, lien, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy or divorce), and any attempted disposition thereof will be null and void, of no effect, and not binding on the Company in any way. Participant agrees that any purported transfer will be null and void, and will constitute a breach of this Agreement causing damage to the Company for which the remedy will be cancellation of the Award. During Participant’s lifetime, all rights with respect to the Award will be exercisable only by Participant, and any and all payments in respect of the Award will be to Participant only. The Company will be under no obligation to entertain, investigate, respect, preserve, protect or enforce any actual or purported rights or interests asserted by any creditor of Participant or any other third party in the Award, and Participant agrees to take all reasonable measures to protect the Company against any such claims being asserted in respect of Participant’s Award and to reimburse the Company for any and all reasonable expenses it incurs defending against or complying with any such third-party claims if Participant could have reasonably acted to prevent such claims from being asserted against the Company.

(b)    Transfers by the Company. Citigroup may assign the legal obligation to pay Participant’s vested Earned Award to Participant’s employer without the consent of Participant.

6.     Repayment Obligations and Right of Set-Off.

(a)     Repayment Obligations. If the Committee determines that all conditions to vesting and payment of the Award (or any portion thereof) were not satisfied in full, the Committee will cancel such vesting and immediately terminate Participant’s rights with respect to such Award (or improperly vested portion thereof). If any such Award (or improperly vested portion thereof) has already been paid, Participant agrees, upon demand, to pay the Company the amount of any cash paid in settlement of the vesting of such Award (or improperly vested portion thereof), without reduction for any amounts withheld to satisfy withholding tax or other obligations due at the time such payment that is subsequently determined to have been improper was made.

(b)    Right of Set-Off. Participant agrees that the Company may, to the extent determined by the Company to be permitted by applicable law and consistent with the requirements of Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), retain for itself funds otherwise payable to Participant pursuant to the Award or any award under any award program administered by Citigroup to offset (i) any amounts paid by the Company to a third party pursuant to any award, judgment, or settlement of a complaint, arbitration, or lawsuit of which Participant was the subject; or (ii) any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any award agreement such as those imposed by a clawback provision, or any obligations pursuant to a tax-equalization or housing allowance policy or other expatriate benefit) that Participant owes the Company or its affiliates. The Company may not retain such funds and set-off such obligations or liabilities, as described above, until such time as they would otherwise be payable to Participant in accordance with the Award terms. Only after-tax amounts will be applied to set-off Participant’s obligations and liabilities and Participant will remain liable to pay any amounts that are not thereby satisfied in full.
7.    Consent to Electronic Delivery. In lieu of receiving documents in paper format, Participant hereby agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that Citigroup may be required to deliver (including, but not limited to, brochures, grant or award notifications and agreements, account statements, and all other forms or communications) in connection with the Award and any other prior or future incentive award or program made or offered by Citigroup or its predecessors or successors. Electronic delivery of a document to Participant may be via a secure internet site to which Participant has access.

8.    Administration. The Award described in this Agreement has been granted subject to the terms of the DIRAP. The Committee and its delegates have the exclusive discretionary authority to make findings of fact, conclusions, and determinations regarding the interpretation of the Agreement or the administration of the Award, and will have the exclusive and final authority to determine all calculations of all Award amounts. The Committee has exclusive authority to establish administrative procedures to implement the terms of the Award, including but not limited to procedures applicable to currency exchange rates, the delivery of the Award in the currency of Participant’s work country or countries, and the administration of the timing of Award delivery. Any such procedure so established will be conclusive and binding on Participant.

9.    Adjustments to Awards.

(a)    Capital Structure. In the event of any change in the capital structure of Citigroup on account of (i) any extraordinary dividend, stock dividend, stock split, reverse stock split or any similar equity restructuring; or (ii) any combination or exchange of equity securities, merger, consolidation, recapitalization, reorganization, divestiture or other distribution (other than ordinary cash dividends) of assets to stockholders, or any other similar event affecting the capital structure of Citigroup, to the extent necessary to prevent the enlargement or diminution of the rights of Participant, the Committee will make such appropriate equitable adjustments to the Award (including the determination of RoTCE, Cumulative EPS and TSR), which adjustments will not require the consent of Participant.

(b)    Equitable Adjustments. If an event occurs with respect to the Company that renders, in the sole determination of the Committee, either or both of the performance measures set forth in Section 2(b) to no longer be appropriate, then the Committee will equitably adjust the calculation of such measures to the extent necessary to carry out the intent of the original terms of the Award (i.e., without excessively enlarging Participant’s rights). In the event on any unusual or non-recurring events affecting RoTCE, Cumulative EPS or TSR or any change in applicable tax laws or accounting principles, the Committee will make appropriate equitable adjustments to RoTCE, Cumulative EPS, TSR and any other provision of the Award, which adjustments will not require the consent of Participant.

(c)    Modifications. The Committee retains the right to modify the Award if required to comply with applicable law, regulation, or regulatory guidance (including applicable tax law) without the consent of Participant. Citigroup will furnish or make available to Participant a written notice of any modification through a brochure supplement or otherwise, which notice will specify the effective date of such modification. Any other adverse modification not elsewhere described in this Agreement will not be effective without Participant’s written consent.

(d)    Adverse Consequences. Neither the Committee nor Citigroup will be liable to Participant for any additional personal tax or other adverse consequences of any adjustments that are made to the Award.

10.    Taxes and Tax Residency Status.

(a)    Compliance. By accepting the Award, Participant agrees to pay all applicable taxes and to file all required tax returns in all jurisdictions where Participant is subject to tax and/or an income tax filing requirement. To assist Citigroup in achieving full compliance with its obligations under the laws of all relevant taxing jurisdictions, Participant agrees to keep complete and accurate records of his or her income tax residency status and the number and location of workdays outside his or her country of income tax residency from the date of the Award until the vesting of the Award. Participant also agrees to provide, upon request, complete and accurate information about his or her tax residency status to Citigroup during such periods, and confirmation of his or her status as a (i) U.S. citizen, (ii) holder of a U.S. green card, or (iii) citizen or legal resident of a country other than the U.S. Participant will be responsible for any tax due, including penalties and interest, arising from any misstatement by Participant regarding such information. The Award will be subject to cancellation if Participant fails to make any such required tax payment.

(b)    Withholding. To the extent the Company is required to withhold tax in any jurisdiction or withholds hypothetical tax under a Citigroup Expatriate Policy, the Company will withhold from the vested portion of the Award to the extent permitted by applicable law and Participant will be paid the net after-tax amount.

(c)    Executive Performance Plan. Any Award to a participant in the amended and restated 2011 Citigroup Executive Performance Plan (the “EPP”) will be granted subject to the terms of the EPP.

11.    Entire Agreement; No Right to Employment. The DIRAP plan document and this Agreement constitute the entire understanding between the Company and Participant regarding the Award and supersede all previous written, oral, or implied understandings between the parties hereto about the subject matter hereof, including any written or electronic agreement, election form or other communication to, from or between Participant and the Company. Nothing contained herein or in any incentive plan or program documents will confer upon Participant any rights to continued employment or employment in any particular position, at any specific rate of compensation, or for any particular period of time.

12.    Compliance with Regulatory Requirements. The Award is subject to the applicable law (including tax laws) and regulatory guidance in multiple jurisdictions, and will be administered and interpreted consistently with such law and regulatory guidance, including but not limited to Section 409A and Section 457A of the Code.
13.    Section 409A and Section 457A Compliance.

(a)    Tax Liability. Participant understands that as a result of Section 409A and/or Section 457A of the Code, if Participant is a U.S. taxpayer he could be subject to adverse tax consequences if the Award and program documents are not administered in accordance with the requirements of Section 409A or Section 457A. Participant further understands that if Participant is a U.S. taxpayer, and the Award is considered to be a “nonqualified deferred compensation plan” and Participant’s employer is considered to be a “nonqualified entity” (as such terms are defined in Section 409A and/or Section 457A of the Code), Participant could be subject to accelerated income recognition or other adverse tax consequences with respect to all or a portion of the Award if Citigroup fails to modify the Award. However, Participant acknowledges that there is no guarantee that the Award, or any amendment or modification thereto, will successfully avoid unintended tax consequences to Participant and that the Company does not accept any liability therefor.

(b)    Specified Employees. This Agreement may not be amended, nor may the Award be administered, to provide for any payment of the Award to occur upon any event that would constitute a “separation from service” (within the meaning of Section 409A of the Code) if Participant is a “specified employee” (within the meaning of Treas. Reg. § 1.409A-1(i)(1)) at the time of such Participant’s “separation from service,” unless it is provided that the distribution or payment will not be made until the date which is six months from such “separation from service,” or, if earlier, the date of Participant’s death and that during such six-month deferral period, Participant will not be entitled to interest, or any compensation for any loss in market value or otherwise which occurs with respect to the Award during such deferral period.

14.     Arbitration; Conflict; Governing Law; Severability.

(a)    Arbitration. Any disputes related to the Award will be resolved by arbitration in accordance with the Company’s arbitration policies. In the absence of an effective arbitration policy, Participant understands and agrees that any dispute related to the Award will be submitted to arbitration in accordance with the rules of the American Arbitration Association. To the maximum extent permitted by law, and except where expressly prohibited by law, arbitration on an individual basis will be the exclusive remedy for any claims that might otherwise be brought on a class, representative or collective basis. Accordingly, Participant may not participate as a class or collective action representative, or as a member of any class, representative or collective action, and will not be entitled to a recovery in a class, representative or collective action in any forum. Any disputes concerning the validity of this class, representative or collective action waiver will be decided by a court of competent jurisdiction, not by an arbitrator.

(b)    Conflict. In the event of a conflict between this Agreement and the DIRAP plan document, the DIRAP plan document will control.

(c)    Governing Law. This Agreement will be governed by the laws of the State of New York (regardless of conflict of laws principles) as to all matters, including, but not limited to, the construction, application, validity and administration of the Company’s incentive award programs.

(d)    Severability. The terms of this Agreement will be deemed severable so that if any of its provisions will be held void, unlawful, or unenforceable under any applicable statute or other controlling law, the remainder of this Agreement will continue in full force and effect, and will be construed and enforced in accordance with the purposes of the DIRAP and the Award as if the illegal or invalid provision did not exist.

15.    Disclosure Regarding Use of Personal Information and Participant’s Consent.

(a)    Definition and Use of “Personal Information.” In connection with the grant of the Award, and any other award under other incentive award programs, and the implementation and administration of any such program, including, without limitation, Participant’s actual participation, or consideration by the Company for potential future participation, in any program at any time, it is or may become necessary for the Company to collect, transfer, use, and hold certain personal information regarding Participant in and/or outside of Participant’s country of employment.

The “personal information” that Citigroup may collect, process, store and transfer for the purposes outlined above may include Participant’s name, nationality, citizenship, tax or other residency status, work authorization, date of birth, age, government/tax identification number, passport number, brokerage account information, GEID or other internal identifying information, home address, work address, job and location history, compensation and incentive award information and history, business unit, employing entity, and Participant’s beneficiaries and contact information. Participant may obtain more details regarding the access and use of his or her personal information, and may correct or update such information, by contacting his or her human resources representative or local equity coordinator.

Use, transfer, storage and processing of personal information, electronically or otherwise, may be in connection with the Company’s internal administration of its incentive award programs, or in connection with tax or other governmental and regulatory compliance activities directly or indirectly related to an incentive award program. For such purposes only, personal information may be used by third parties retained by the Company to assist with the administration and compliance activities of its incentive award programs, and may be transferred by the company that employs (or any company that has employed) Participant from Participant’s country of employment to other Citigroup entities and third parties located in the U.S. and in other countries. Specifically, those parties that may have access to Participant’s information for the purposes described herein include, but are not limited to: (i) human resources personnel responsible for administering the award programs, including local and regional equity award coordinators, and global coordinators located in the U.S.; (ii) Participant’s U.S. broker and equity account administrator and trade facilitator; (iii) Participant’s U.S., regional and local employing entity and business unit management, including Participant’s supervisor and his or her superiors; (iv) the Committee or its designee, which is responsible for administering the DIRAP and the Award; (v) Citigroup’s technology systems support team (but only to the extent necessary to maintain the proper operation of electronic information systems that support the incentive award programs); and (vi) internal and external legal, tax and accounting advisors (but only to the extent necessary for them to advise the Company on compliance and other issues affecting the incentive award programs in their respective fields of expertise). At all times, Company personnel and third parties will be obligated to maintain the confidentiality of Participant’s personal information except to the extent the Company is required to provide such information to governmental agencies or other parties. Such action will always be undertaken only in accordance with applicable law.

(b)    Participant’s Consent. BY ACCEPTING THE AWARD, PARTICIPANT EXPLICITLY CONSENTS (I) TO THE USE OF PARTICIPANT’S PERSONAL INFORMATION FOR THE PURPOSE OF BEING CONSIDERED FOR PARTICIPATION IN FUTURE EQUITY, DEFERRED CASH OR OTHER AWARD PROGRAMS (TO THE EXTENT HE/SHE IS ELIGIBLE UNDER THE TERMS OF SUCH PLAN OR PROGRAM, AND WITHOUT ANY GUARANTEE THAT ANY AWARD WILL BE MADE); AND (II) TO THE USE, TRANSFER, PROCESSING AND STORAGE, ELECTRONICALLY OR OTHERWISE, OF HIS/HER PERSONAL INFORMATION, AS SUCH USE HAS OCCURRED TO DATE, AND AS SUCH USE MAY OCCUR IN THE FUTURE, IN CONNECTION WITH THIS OR ANY OTHER EQUITY OR OTHER AWARD, AS DESCRIBED ABOVE.

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